Distribution Agreement
THIS AGREEMENT is made on   June 13, 2011
Sign at: GUANGDONG FOSHAN
BETWEEN
A: E World Interactive. Inc. of 2580 Anthem Village Drive, Henderson, Nevada 89052, USA  (hereinafter referred to as “E World”)
And
B: Felix Power Machinery Co, Ltd. No.19, 3rd,St Fuhua Village, Yanby Town, NanHan, Foshan City, China (hereinafter referred to as “FELIX”)
WHEREAS
FELIX mainly engages in works of international markets pushing and building of all kinds of renewable products like wind turbine, solar panel and hydro turbine etc. and step by step, builds ourselves brand and marketing net of the world.
E World is a comprehensive 'Green Energy' solutions company and is now a distributor and seller to retail and wholesale of a diverse range of solar, wind and related products.
IN CONSIDERATION OF the mutual terms and conditions hereinafter contained

IT IS AGREED as follows:

1.
 FELIX has appointed E WORLD as a distributor within USA for all FELIX products. This particularly includes the dealership for the FELIX wind turbine, solar power products, controller, inverters and hydro turbine.

2.	FELIX shall at all times supply reasonably priced goods as per its distributors pricelist with regard to the fact that E WORLD has been appointed a dealership within USA

3.	FELIX will provide the latest up to date knowledge and assistance with regard to all its products on maintenance and use.

4.	FELIX will endeavor to keep E WORLD up to date with the latest market developments with regard to goods that it supplies.

5.	FELIX shall provide a sufficient and adequate backup service with regard to spare parts and agreed warranties on supplied goods.

6.
FELIX shall deliver the products that it is offering now as long as possible. When FELIX changes the design or models or stop production, FELIX will inform distributor as soon as possible. FELIX shall keep informed the distributor as good as possible about the availability of the offered products.

7.	E WORLD shall endeavor to keep FELIX up to date with all relevant market information with regard to sales / new products on the market in USA.

8.	E WORLD shall at all times be as competitive as possible in the supply of goods to the end-user and will at all times promote to the best of its ability the sale of FELIX goods within USA.

9.
This agreement shall be monitored by the sales targets in Appendix A. These targets shall be reviewed every six months against actual orders. When the minimum order quantity is not ordered and paid or when there are no orders during a continuous 3 month period, FELIX can cancel this agreement with 30 days’ notice.

10.
At any time this agreement can be terminated with six months written notice by FELIX but only after four years from the date of signing of this contract. This is to protect any initial investment that E WORLD will make in distribution and set up and marketing costs within his customers or future customers.

11.	E WOLRD reserves the right to terminate this contract with six months written notice but only after one year from the date of signing this contract.

12.
In the absence of any formal agreement to continue after the agreed terms above, the agreement will continue as a periodic year to year agreement under the original terms and conditions as set out above and with six months termination notice by both parties.

13.
E WORLD will supply “Customer  information” to FELIX for information only and Felix undertake to contact the customer actively directly or indirectly, when receiving the customer information passively, FELIX will transfer all inquiries to E WORLD and ask the client to contact E WORLD directly.

14.	FELIX products are patent products and without permission from FELIX, E WORLD will not supply FELIX products to other manufacturer to copy them.

15.
In the event of breach of this agreement, the other side can keep the right of appeal or court action in relation to the breach of the agreement. Any dispute concerning the subject matter of this agreement shall be submitted to binding arbitration before a single arbitrator in the state in which the party bringing a claim hereunder resides pursuant to the rules and procedures of the American Arbitration Association and the prevailing party will be entitled to recover reasonable attorney’s fees and costs relating thereto.

16.	The agreement will be two copies, both “E WORLD” and “FELIX” will keep one, meantime, it can be sent to the relative party.

AS WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first written above June 16 , 2011

A: E World Interactive. Inc               B: Felix Power Machinery Co.,Ltd

Representative:                        Representative:

APPENDIX A

A: E WORLD hereby targets to the purchase a minimum value as per below list.
The forecasted sales are as follows:
Year 1   $
Year 2   $
Year 3   $
Year 4   $